EXHIBIT 10.1

EXECUTION VERSION

$330,000,000

LETTER OF CREDIT AGREEMENT

dated as of

September 19, 2008

among

Duke Energy Indiana, Inc.

and

Duke Energy Kentucky, Inc.,

as Borrowers,

The Banks Listed Herein,

Bank of America, N.A.,

as Administrative Agent,

Banco Bilbao Vizcaya Argentaria, S.A. — New York Branch,

as Syndication Agent

and

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,

Intesa Sanpaolo S.p.A., New York Branch,

Mizuho Corporate Bank (USA), and

Wells Fargo Bank, National Association,

as Co-Documentation Agents

Banc of America Securities LLC,

Sole Lead Arranger and

Bookrunner

i

		Page

	ARTICLE 7
	THE ADMINISTRATIVE AGENT

Section 7.01.	Appointment and Authorization	18
Section 7.02.	Administrative Agent and Affiliates.	18
Section 7.03.	Action by Administrative Agent	18
Section 7.04.	Consultation with Experts	18
Section 7.05.	Liability of Administrative Agent	19
Section 7.06.	Indemnification	19
Section 7.07.	Credit Decision	19
Section 7.08.	Successor Administrative Agent	19
Section 7.09.	Administrative Agent’s Fee	20
Section 7.10.	Other Agents	20

	ARTICLE 8
	CHANGE IN CIRCUMSTANCES

Section 8.01.	Increased Cost and Reduced Return	20
Section 8.02.	Taxes	20
Section 8.03.	Substitution of Bank; Termination Option	22

	ARTICLE 9
	MISCELLANEOUS

Section 9.01.	Notices	22
Section 9.02.	No Waivers	23
Section 9.03.	Expenses; Indemnification	23
Section 9.04.	Sharing of Set-offs	23
Section 9.05.	Amendments and Waivers	23
Section 9.06.	Successors and Assigns	23
Section 9.07.	Collateral	24
Section 9.08.	Confidentiality	24
Section 9.09.	Governing Law; Submission to Jurisdiction	24
Section 9.10.	Counterparts; Integration	25
Section 9.11.	WAIVER OF JURY TRIAL	25
Section 9.12.	USA Patriot Act	25
Section 9.13.	No Advisory or Fiduciary Responsibility	25

COMMITMENT SCHEDULE
PRICING SCHEDULE

EXHIBIT A-1 -	Opinion of Internal Counsel of the Borrower
EXHIBIT A-2 -	Opinion of Special Counsel for the Borrower
EXHIBIT B -	Opinion of Davis Polk & Wardwell, Special Counsel for the Agents
EXHIBIT C -	Assignment and Assumption Agreement
EXHIBIT D -	Notice of Issuance

ii

LETTER OF CREDIT AGREEMENT

AGREEMENT dated as of September 19, 2008 among DUKE ENERGY INDIANA, INC. and DUKE ENERGY KENTUCKY, INC., as Borrowers, the BANKS listed on the signature pages hereof, BANK OF AMERICA, N.A., as Administrative Agent, and BANCO BILBAO VIZCAYA ARGENTARIA, S.A. – NEW YORK BRANCH, as Syndication Agent, and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., INTESA SANPAOLO S.P.A., NEW YORK BRANCH, MIZUHO CORPORATE BANK (USA) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Additional Bank” means any financial institution that becomes a Bank for purposes hereof pursuant to Section 2.06 or 8.03.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, the administrative questionnaire in the form submitted to such Bank by the Administrative Agent and submitted to the Administrative Agent (with a copy to each Borrower) duly completed by such Bank.

“Affiliate” means, as to any Person (the “specified Person”), (i) any Person that directly, or indirectly through one or more intermediaries, controls the specified Person (a “Controlling Person”) or (ii) any Person (other than the specified Person or a Subsidiary of the specified Person) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any of the Administrative Agent, the Syndication Agent or the Co-Documentation Agents.

“Agent Parties” has the meaning set forth in Section 9.01(b).

“Aggregate Exposure” means, with respect to any Bank at any time, the aggregate amount of its Borrower Exposures to all Borrowers at such time.

“Agreement” means this Agreement as the same may be amended from time to time.

“Applicable Rate” means, from time to time, the applicable percentage rate per annum, determined in accordance with the Pricing Schedule.

“Appropriate Share” has the meaning set forth in Section 8.01(d).

“Approved Fund” means any Fund that is administered or managed by (i) a Bank, (ii) an Affiliate of a Bank or (iii) an entity or an Affiliate of an entity that administers or manages a Bank.

“Approved Officer” means the president, the chief financial officer, a vice president, the treasurer, an assistant treasurer or the controller of the Borrower or such other representative of the Borrower as may be designated by any one of the foregoing with the consent of the Administrative Agent.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee” has the meaning set forth in Section 9.06(c).

“Availability Percentage” means, with respect to each Borrower at any time, the percentage which such Borrower’s Sublimit bears to the aggregate amount of the Commitments, all determined as of such time.

“Bank” means each bank or other financial institution listed on the signature pages hereof, each Additional Bank, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors. Each reference herein to a “Bank” shall, unless the context otherwise requires, include each Issuing Bank in such capacity.

“Bank Bonds” has the meaning set forth in Section 2.07(a).

“Bank of America” means Bank of America, N.A.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Bonds” means any tax-exempt variable rate demand bonds issued or to be issued by the Borrowers and supported by a Letter of Credit.

“Borrower” means each of Duke Energy Indiana and Duke Energy Kentucky. References herein to “the Borrower” in connection with any Letter of Credit hereunder are to the particular Borrower for whose account such Letter of Credit is issued or proposed to be issued.

“Borrower Exposure” means, with respect to any Bank and any Borrower at any time, (i) an amount equal to the product of such Bank’s Percentage and such Borrower’s Sublimit (whether used or unused) at such time or (ii) if such Bank’s Commitment shall have terminated, either generally or with respect to such Borrower, or if such Borrower’s Sublimit shall have been reduced to zero, the aggregate amount of its Letter of Credit Liabilities in respect of such Borrower.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or in the State of North Carolina are authorized by law to close.

“Co-Documentation Agent” means each of The Bank of Tokyo-Mitsubishi UFJ, Ltd., Intesa Sanpaolo S.p.A., New York Branch, Mizuho Corporate Bank (USA) and Wells Fargo Bank, National Association, in its capacity as documentation agent in respect of this Agreement.

“Commitment” means (i) with respect to any Bank listed on the signature pages hereof, the amount set forth opposite its name on the Commitment Schedule as its Commitment and (ii) with respect to each Additional Bank or Assignee which becomes a Bank pursuant to Sections 2.06, 8.03 and 9.06(c), the amount of the Commitment thereby assumed by it, in each case as such amount may from time to time be reduced pursuant to Sections 2.02, 2.03, 8.03 or 9.06(c) or increased pursuant to Sections 2.06, 8.03 or 9.06(c).

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Consolidated Capitalization” means, with respect to any Borrower, the sum, without duplication, of (i) Consolidated Indebtedness of such Borrower, (ii) consolidated common equityholders’ equity as would appear on a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries prepared in accordance with generally accepted accounting principles, (iii) the aggregate liquidation preference of preferred or priority equity interests (other than preferred or priority equity interests subject to mandatory redemption or repurchase) of such Borrower and its Consolidated Subsidiaries upon involuntary liquidation, (iv) the aggregate outstanding amount of all Equity Preferred Securities of such Borrower and (v) minority interests as would appear on a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries prepared in accordance with generally accepted accounting principles.

“Consolidated Indebtedness” means, at any date, with respect to any Borrower, all Indebtedness of such Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall exclude, to the extent otherwise reflected therein, Equity Preferred Securities of such Borrower and its Consolidated Subsidiaries up to a maximum excluded amount equal to 15% of Consolidated Capitalization of such Borrower.

“Consolidated Subsidiary” means, for any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“DEC” means Duke Energy Corporation, a Delaware corporation.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Obligations” has the meaning set forth in Section 2.07(b).

“Duke Energy Indiana” means Duke Energy Indiana, Inc., an Indiana corporation.

“Duke Energy Kentucky” means Duke Energy Kentucky, Inc., a Kentucky corporation.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Endowment” means the Duke Endowment, a charitable common law trust established by James B. Duke by Indenture dated December 11, 1924.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity Preferred Securities” means, with respect to any Borrower, any trust preferred securities or deferrable interest subordinated debt securities issued by such Borrower or any Subsidiary or other financing vehicle of such Borrower that (i) have an original maturity of at least twenty years and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to the first anniversary of the Termination Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Group” means, with respect to any Borrower, such Borrower and all other members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” has the meaning set forth in Section 6.01.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Hedging Agreement” means for any Person, any and all agreements, devices or arrangements designed to protect such Person or any of its Subsidiaries from the fluctuations of interest rates, exchange rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, commodity swap agreements, forward rate currency or interest rate options, puts and warrants. Notwithstanding anything herein to the contrary, “Hedging Agreements” shall also include fixed-for-floating interest rate swap agreements and similar instruments.

“Increased Commitments” has the meaning set forth in Section 2.06.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services purchased (excluding current accounts payable incurred in the ordinary course of business), (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (iv) all indebtedness under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (v) the face amount of all outstanding letters of credit issued for the account of such Person (other than letters of credit relating to indebtedness included in Indebtedness of such Person pursuant to another clause of this definition) and, without duplication, the unreimbursed amount of all drafts drawn thereunder, (vi) indebtedness secured by any Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (vii) all direct guarantees of Indebtedness referred to above of another Person, (viii) all amounts payable in connection with mandatory redemptions or repurchases of preferred stock or member interests or other preferred or priority equity interests and (ix) any obligations of such Person (in the nature of principal or interest) in respect of acceptances or similar obligations issued or created for the account of such Person.

“Initial Sublimit” means, with respect to each Borrower, the amount set forth opposite its name in the table below:

Borrower	Initial Sublimit
Duke Energy Indiana	$278,640,000
Duke Energy Kentucky	$51,360,000

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment Grade Status” exists as to any Person at any date if all senior long-term unsecured debt securities of such Person outstanding at such date which had been rated by S&P or Moody’s are rated BBB- or higher by S&P or Baa3 or higher by Moody’s, as the case may be, or if such Person does not have a rating of its long-term unsecured debt securities, then if the corporate credit rating of such Person, if any exists, from S&P is BBB- or higher or the issuer rating of such Person, if any exists, from Moody’s is Baa3 or higher.

“Issuer Documents” means with respect to any Letter of Credit, any Notice of Issuance, and any other document, agreement and instrument entered into by an Issuing Bank and a Borrower or in favor of an Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means (i) each of Bank of America and Wells Fargo and (ii) any other Bank that may agree to issue letters of credit hereunder, in each case as issuer of a Letter of Credit hereunder. No Issuing Bank shall be obligated to issue any Letter of Credit hereunder if, after giving effect thereto, the aggregate Letter of Credit Liabilities in respect of all Letters of Credit issued by such Issuing Bank hereunder would exceed (i) in the case of Bank of America, $278,640,000 (as such amount may be modified from time to time by agreement between the Borrowers and Bank of America), (ii) in the case of Wells Fargo, $51,360,000 (as such amount may be modified from time to time by agreement between the Borrowers and such Issuing Bank) or (iii) with respect to any other Issuing Bank, such amount (if any) as may be agreed for this purpose from time to time by such Issuing Bank and the Borrowers. For avoidance of doubt, the limitations in the preceding sentence are for the exclusive benefit of the respective Issuing Banks, are incremental to the other limitations specified herein on the availability of Letters of Credit and do not affect such other limitations.

“Letter of Credit” means a letter of credit to be issued hereunder by an Issuing Bank in accordance with Section 2.05.

“Letter of Credit Liabilities” means, for any Bank and at any time, such Bank’s ratable participation in the sum of (x) the amounts then owing by all Borrowers in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, any Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, each Issuer Document and the fee letter agreement, dated as of August 26, 2008, among the Borrowers, the Administrative Agent and the Arranger.

“Material Debt” means, with respect to any Borrower, Indebtedness of such Borrower or any of its Material Subsidiaries in an aggregate principal amount exceeding $150,000,000.

“Material Plan” has the meaning set forth in Section 6.01(i).

“Material Subsidiary” means at any time, with respect to any Borrower, any Subsidiary of such Borrower that is a “significant subsidiary” (as such term is defined on the Effective Date in Regulation S-X of the Securities and Exchange Commission (17 CFR 210.1-02(w)), but treating all references therein to the “registrant” as references to such Borrower).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Indenture” means, in the case of each of Duke Energy Indiana and Duke Energy Kentucky, the PSI Energy First Mortgage Trust Indenture or ULH&P First Mortgage Trust Indenture, respectively.

“Notice of Issuance” has the meaning set forth in Section 2.05(b).

“Obligations” has the meaning set forth in Section 2.07(a).

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Bank at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (i) maintained by a member of the ERISA Group for employees of a member of the ERISA Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Platform” has the meaning set forth in Section 5.01.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“PSI Energy First Mortgage Trust Indenture” means the first mortgage trust indenture, dated as of September 1, 1939, between Duke Energy Indiana and LaSalle Bank National Association (formerly known as LaSalle National Bank Company and successor, as trustee, to First National Bank of Chicago), as trustee, as amended, modified or supplemented from time to time, and any successor or replacement mortgage trust indenture.

“Quarterly Payment Date” means the first Business Day of each January, April, July and October.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” means, at any time, the obligation of the Borrower then outstanding under Section 2.05 to reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of any one or more drawings under a Letter of Credit.

“Required Banks” means, at any time, Banks having at least 51% in aggregate amount of the Aggregate Exposures at such time.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of a Borrower.

“Substantial Assets” means, with respect to any Borrower, assets sold or otherwise disposed of in a single transaction or a series of related transactions representing 25% or more of the consolidated assets of such Borrower and its Consolidated Subsidiaries, taken as a whole.

“Sublimit” means, with respect to each Borrower, its Initial Sublimit, as the same may be modified from time to time pursuant to Sections 2.02 and 2.06.

“Syndication Agent” means Banco Bilbao Vizcaya Argentaria, S.A. – New York Branch, in its capacity as syndication agent in respect of this Agreement.

“Termination Date” means September 19, 2011.

“Trust” means The Doris Duke Trust, a trust established by James B. Duke by Indenture dated December 11, 1924 for the benefit of certain relatives.

“ULH&P First Mortgage Trust Indenture” means the first mortgage trust indenture, dated as of February 1, 1949, between Duke Energy Kentucky and The Bank of New York (successor to Irving Trust Company), as trustee, as amended, modified or supplemented from time to time, and any successor or replacement mortgage trust indenture.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or the Plan under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Utilization Limits” means the requirements that (i) for any Bank, the aggregate amount of its Letter of Credit Liabilities shall at no time exceed the amount of its Commitment and (ii) for any Borrower, the aggregate amount of Letter of Credit Liabilities in respect of Letters of Credit issued for its account shall at no time exceed its Sublimit.

“Wells Fargo” means Wells Fargo Bank, National Association.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the relevant Borrower’s independent public accountants) with the most recent audited consolidated financial statements of such Borrower and its Consolidated Subsidiaries delivered to the Banks.

ARTICLE 2

THE CREDITS

Section 2.01. Fees. (a) Unused Commitment Fee. Each Borrower shall pay to the Administrative Agent, for the account of the Banks ratably in proportion to their Percentages, an unused commitment fee on the unused amounts of the Commitments for such Borrower (with such unused amounts calculated as the difference between (i) the Sublimit for such Borrower and (ii) the Letter of Credit Liabilities of such Borrower at a rate per annum equal to the Applicable Rate for such Borrower. Such unused commitment fee shall accrue for each day from and including the Effective Date but excluding the day on which the Commitments have terminated, either generally or with respect to such Borrower or when such Borrower’s Sublimit shall have been reduced to zero, calculated on the basis of the actual number of days elapsed in a year of 365 days.

(b) Utilization Fee and Fronting Fee. Each Borrower shall pay to the Administrative Agent (i) for the account of the Banks ratably a letter of credit fee accruing daily on the aggregate amount then available for drawing under all outstanding Letters of Credit that are issued upon the request of such Borrower at a rate per annum equal to the Applicable Rate for such Borrower, calculated on the basis of the actual number of days elapsed in a year of 360 days, and (ii) for the account of each Issuing Bank a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit that are issued upon the request of such Borrower issued by such Issuing Bank at a rate per annum of 0.125%, calculated on the basis of the actual number of days elapsed in a year of 360 days (or such other rate as may be mutually agreed from time to time by the Borrower and such Issuing Bank).

(c) Payments. Accrued fees under this Section for the account of any Bank shall be payable quarterly in arrears on each Quarterly Payment Date and upon the Termination Date.

Section 2.02. Optional Termination or Reduction of Sublimits. Each Borrower may, upon at least three Business Days’ notice to the Administrative Agent, reduce its Sublimit (i) to zero, if no Letter of Credit Liabilities for its account are outstanding or (ii) by an amount of $1,000,000 or any larger multiple of $1,000,000 so long as, after giving effect to such reduction, its Sublimit is not less than the aggregate Letter of Credit Liabilities outstanding for its account. Upon any reduction in the Sublimit of a Borrower to zero pursuant to this Section 2.02, such Borrower shall cease to be a Borrower hereunder. The aggregate amount of the Commitments will be automatically and simultaneously reduced by the amount of each reduction in any Sublimit pursuant to this Section 2.02 or pursuant to Section 6.01.

Section 2.03. Mandatory Termination of Commitments. The Commitment of each Bank shall terminate on the Termination Date.

Section 2.04. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, Letter of Credit Liabilities and of fees payable hereunder not later than 1:00 P.M. (Eastern time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01(a) and without reduction by reason of any set-off, counterclaim or deduction of any kind. The Administrative Agent will promptly distribute to each Bank in like funds its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, Letter of Credit Liabilities or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.05. Issuances of Letters of Credit.

(a) Subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit hereunder from time to time before the tenth Business Day prior to the Termination Date upon the request and for the account of any Borrower; provided that, immediately after each Letter of Credit is issued, the Utilization Limits shall not be exceeded.

Upon the date of issuance by the Issuing Bank of a Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation to the extent of its Percentage in such Letter of Credit and the related Letter of Credit Liabilities.

(b) The Borrower shall give the Issuing Bank notice at least three Business Days prior to the requested issuance of a Letter of Credit, specifying the date such Letter of Credit is to be issued and describing the terms of such Letter of Credit (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”), substantially in the form of Exhibit D, appropriately completed. Upon receipt of a Notice of Issuance, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Bank of the contents thereof and of the amount of such Bank’s participation in such Letter of Credit. The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that such Letter of Credit shall be denominated in U.S. dollars and shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank. Unless otherwise notified by the Administrative Agent, the Issuing Bank may, but shall not be required to, conclusively presume that all conditions precedent set forth in Article 3 have been satisfied. The Borrower shall also pay to each Issuing Bank for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and such Issuing Bank. Except for non-substantive amendments to any Letter of Credit for the purpose of correcting errors or ambiguities or to allow for administrative convenience (which amendments each Issuing Bank may make in its discretion with the consent of the Borrower), the amendment, extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit. If any Letter of Credit contains a provision pursuant to which it is deemed to be automatically renewed unless notice of termination is given by the Issuing Bank of such Letter of Credit, the Issuing Bank shall timely give notice of termination if (i) as of close of business on the seventeenth day prior to the last day upon which the Issuing Bank’s notice of termination may be given to the beneficiaries of such Letter of Credit, the Issuing Bank has received a notice of termination from the Borrower or a notice from the Administrative Agent that the conditions to issuance of such Letter of Credit cannot be satisfied on the day such Letter of Credit is to be renewed or (ii) the renewed Letter of Credit would have a term not permitted by subsection (c) below.

(c) No Letter of Credit shall have a term extending beyond the fifth Business Day prior to the Termination Date.

(d) Upon receipt from the beneficiary of any applicable Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid as a result of such demand or drawing and the payment date. The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuing Bank within two (2) Business Days for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit without presentment, demand, protest or other formalities of any kind. All such amounts paid by the Issuing Bank and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Base Rate for such day plus, if such amount remains unpaid for more than two Business Days, 1%. In addition, each Bank will pay to the Administrative Agent, for the account of the applicable Issuing Bank, immediately upon such Issuing Bank’s demand at any time during the period commencing after such drawing until reimbursement therefor in full by the Borrower, an amount equal to such Bank’s ratable share of such drawing (in proportion to its participation therein), together with interest on such amount for each day from the date of the Issuing Bank’s demand for such payment (or, if such demand is made after 12:00 Noon (Eastern time) on such date, from the next succeeding Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Rate and, if such amount remains unpaid for more than five Business Days after the Issuing Bank’s demand for such payment, at a rate of interest per annum equal to the Base Rate plus 1%. The Issuing Bank will pay to each Bank ratably all amounts received from the Borrower for application in payment of its reimbursement obligations in respect of any Letter of Credit, but only to the extent such Bank has made payment to the Issuing Bank in respect of such Letter of Credit pursuant hereto.

(e) The obligations of the Borrower and each Bank under subsection 2.05(d) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(ii) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Banks (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv) payment under a Letter of Credit to the beneficiary of such Letter of Credit against presentation to the Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; provided that the determination by the Issuing Bank to make such payment shall not have been the result of its willful misconduct or gross negligence; or

(v) any other act or omission to act or delay of any kind by any Bank (including the Issuing Bank), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (v), constitute a legal or equitable discharge of the Borrower’s or the Bank’s obligations hereunder.

(f) The Borrower hereby indemnifies and holds harmless each Bank (including the Issuing Bank) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Bank or the Administrative Agent may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Bank may incur by reason of or in connection with (i) the failure of any other Bank to fulfill or comply with its obligations to such Issuing Bank hereunder (but nothing herein contained shall affect any rights the Borrower may have against such defaulting Bank) or (ii) any litigation arising with respect to this Agreement (whether or not the Issuing Bank shall prevail in such litigation)), and none of the Banks (including the Issuing Bank) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection 2.05(e) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit and (iii) any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any government acts or any other circumstances whatsoever, in making or failing to make payment under such Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Bank for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this subsection 2.05(f) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify the Issuing Bank as required by this subsection, the Banks agree to do so ratably in accordance with their Commitments.

(g) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article 7 (other than Sections 7.08 and 7.09) with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 7 included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided herein with respect to the Issuing Bank.

Section 2.06. Increase In Commitments; Additional Banks. (a) Subsequent to the Effective Date, the Borrowers may, upon at least 30 days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the aggregate amount of the Commitments, provided that after giving effect to any such increase, the total Commitments shall not exceed $450,000,000 (the amount of any such increase, the “Increased Commitments”). Such notice by the Borrowers will set forth the amounts by which the Borrowers are proposing that the respective Sublimit of each Borrower be increased.

(b) The Borrowers may designate another bank or other lenders (which may be, but need not be, one or more of the existing Banks) which at the time agree to (i) in the case of any such lender that is an existing Bank, increase its Commitment and (ii) in the case of any other such lender (an “Additional Bank”), become a party to this Agreement; provided that the consent of the Administrative Agent and of each Issuing Bank is required for an Additional Bank to become party to this Agreement (with such consent not to be unreasonably withheld or delayed). The sum of the increases in the Commitments of the existing Banks pursuant to this subsection (b) plus the Commitments of the Additional Banks shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

(c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.06 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrowers, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrowers with respect to the Increased Commitments and such opinions of counsel for the Borrowers with respect to the Increased Commitments as the Administrative Agent may reasonably request. Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.06, the respective Letter of Credit Liabilities of the Banks shall be redetermined as of the effective date of such increase.

Section 2.07. Pledge of Bonds. (a) Each of the Borrowers hereby pledges, assigns, hypothecates, transfers and delivers to the Administrative Agent, for the account of the Banks, all of its right, title and interest to, and hereby grants to the Administrative Agent, for the account of the Banks, a first lien on, and security interest in, all right, title and interest of such Borrower in and to the following (the “Collateral”):

(i) all Bonds which may from time to time have been purchased with proceeds of drawings under a Letter of Credit (the “Bank Bonds”);

(ii) all income, earnings, profits, interest, premium or other payments in whatever form in respect of the Bank Bonds;

(iii) upon the occurrence and during the continuance of any Event of Default, all proceeds (cash and non-cash) arising out of the sale, exchange, collection, enforcement or other disposition of all or any portion of the Bank Bonds;

as collateral security for the prompt and complete payment when due of all obligations of such Borrower for (i) reimbursement of amounts drawn under such Letter of Credit, (ii) accrued interest on such amounts as provided in Section 2.05(d) and (iii) expense reimbursement and indemnity obligations as provided in Section 9.03 relating to such Letter of Credit (the “Obligations”). The Bank Bonds shall be held by the trustee or other custodian appointed pursuant to the definitive documentation relating to such Bank Bonds.

(b) Upon the occurrence of an Event of Default specified in Section 6.01(a) with respect to the Obligations of a Borrower (the “Defaulted Obligations”), the Administrative Agent shall, if requested by Banks having more than 66- 2/3% in aggregate amount of the Letter of Credit Liabilities with respect to such Borrower, by notice to such Borrower for the account of the Banks and without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon such Borrower or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral securing the Defaulted Obligations, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver said Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right of any Bank upon any such sale or sales, public or private, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption in such Borrower, which right or equity is hereby expressly waived or released. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Collateral or in any way relating to the rights of the Administrative Agent hereunder, including reasonable attorney’s fees and legal expenses, to the payment in whole or in part of the Defaulted Obligations in such order as the Administrative Agent may elect, such Borrower remaining liable for any deficiency remaining unpaid after such application, and, after so applying such net proceeds, the surplus, if any, to be provided to such Borrower after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-504(1) of the Uniform Commercial Code. Such Borrower agrees that the Administrative Agent need not give more than 10 days’ notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to any Borrower if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition. In addition to the rights and remedies granted to the Administrative Agent herein and in any other instrument or agreement securing, evidencing or relating to any of the Defaulted Obligations, the Administrative Agent, for the account of the Banks, shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Indiana against Duke Energy Indiana, and shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Kentucky against Duke Energy Kentucky, except to the extent the remedial provisions of some other state laws are applicable.

(c) Each Borrower covenants that the Collateral will not be subject to a prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of such Borrower which would include the Collateral, except as may be created by the documents relating to the Bank Bonds. Each Borrower covenants and agrees that it will defend the Administrative Agent’s right, title and security interest in and to the Collateral and the proceeds thereof against the claims and demands of all persons whomsoever.

(d) Bank Bonds and related Collateral purchased with proceeds of drawings under a Letter of Credit shall be released from the security interest created hereunder automatically without any further action upon satisfaction of the Obligations with respect to such Letter of Credit.

ARTICLE 3

CONDITIONS

Section 3.01. Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05).

(a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telecopy, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) receipt by the Administrative Agent of (i) an opinion of internal counsel of each Borrower, substantially in the form of Exhibit A-1 hereto and (ii) an opinion of Robinson, Bradshaw & Hinson, P.A., special counsel for the Borrowers, substantially in the form of Exhibit A-2 hereto, and, in each case, covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(c) receipt by the Administrative Agent of an opinion of Davis Polk & Wardwell, special counsel for the Agents, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(d) receipt by the Administrative Agent of a certificate signed by a Vice President, the Treasurer, an Assistant Treasurer or the Controller of each of the Borrowers, dated the Effective Date, to the effect set forth in clauses (c) and (d) of Section 3.02;

(e) receipt by the Administrative Agent of all documents it may have reasonably requested prior to the date hereof relating to the existence of the Borrowers, the corporate authority for and the validity of this Agreement, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

(f) receipt by the Administrative Agent for the account of the Banks of participation fees as heretofore mutually agreed by the Borrowers and the Administrative Agent;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than September 19, 2008. The Administrative Agent shall promptly notify the Borrowers and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02. Conditions to Issuance of Letters of Credit. The obligation of any Issuing Bank to issue (or renew or extend the term of) any Letter of Credit at the request of any Borrower is subject to the satisfaction of the following conditions:

(a) receipt by the Issuing Bank of a Notice of Issuance as required by Section 2.05(b);

(b) the fact that, immediately after issuance of such Letter of Credit, the Utilization Limits shall not be exceeded;

(c) the fact that, immediately after issuance of such Letter of Credit, no Default with respect to such Borrower shall have occurred and be continuing; and

(d) the fact that the representations and warranties of such Borrower contained in this Agreement (except the representations and warranties set forth in Sections 4.04(c) and 4.06) shall be true on and as of the date of issuance of such Letter of Credit.

Each issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by such Borrower on the date of such issuance as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Borrower, severally but not jointly, represents and warrants that:

Section 4.01. Organization and Power. Such Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not have a material adverse effect on the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by such Borrower of this Agreement are within such Borrower’s powers, have been duly authorized by all necessary company action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for consents, authorizations or filings which have been obtained or made, as the case may be, and are in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation, by-laws, certificate of formation or the limited liability company agreement of such Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Borrower or result in the creation or imposition of any Lien on any asset of such Borrower or any of its Material Subsidiaries.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of such Borrower, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.04. Financial Information. (a) The consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of December 31, 2007 and the related consolidated statements of income, cash flows, capitalization and retained earnings for the fiscal year then ended, reported on by Deloitte & Touche, copies of which have been delivered to each of the Banks by using such Borrower’s IntraLinks site or otherwise made available, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of such Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year, except with respect to the following: Duke Energy Indiana’s financial statements contain an error relating to the actuarially-computed Other Post Employee Benefits (OPEB) liability. Retiree medical and dental care costs comprise the majority of OPEB liability. These costs have been accrued each year based on studies by the actuarial firm of Hewitt and Associates. Past calculations of OPEB incorporated incorrect assumptions regarding benefits paid to retiree’s spouses. The impact of the error at Duke Energy Indiana is a reduction of OPEB liability of $19 million as of June 30, 2008 and $18 million as of December 31, 2007.

(b) The unaudited consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of June 30, 2008 and the related unaudited consolidated statements of income and cash flows for the six month period then ended, copies of which have been delivered to each of the Banks by using such Borrower’s IntraLinks site or otherwise made available, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of such Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such six-month period (subject to normal year-end adjustments and the absence of footnotes), except with respect to the following: Duke Energy Indiana’s financial statements contain an error relating to the actuarially-computed Other Post Employee Benefits (OPEB) liability. Retiree medical and dental care costs comprise the majority of OPEB liability. These costs have been accrued each year based on studies by the actuarial firm of Hewitt and Associates. Past calculations of OPEB incorporated incorrect assumptions regarding benefits paid to retiree’s spouses. The impact of the error at Duke Energy Indiana is a reduction of OPEB liability of $19 million as of June 30, 2008 and $18 million as of December 31, 2007.

(c) Since December 31, 2007, there has been no material adverse change in the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, except that each of the Borrowers incurred significant windstorm damage to its utility system on September 14, 2008. The Borrowers’ preliminary estimates of the amount of such damages are still being developed but the Borrowers do not expect such amount to cause a material adverse change to the Borrowers’ respective financial positions.

Section 4.05. Regulation U. Such Borrower and its Material Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) and no issuance of Letters of Credit for the account of such Borrower will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the value of the assets of such Borrower and its Material Subsidiaries is represented by margin stock.

Section 4.06. Litigation. Except as disclosed in the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2007, its quarterly report on Form 10-Q for the period ended March 31, 2008 and its quarterly report on Form 10-Q for the period ended June 30, 2008, there is no action, suit or proceeding pending against, or to the knowledge of such Borrower threatened against or affecting, such Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which would be likely to be decided adversely to such Borrower or such Subsidiary and, as a result, have a material adverse effect upon the business, consolidated financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement.

Section 4.07. Compliance with Laws. Such Borrower and each of its Material Subsidiaries is in compliance in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, ERISA and Environmental Laws) except where (i) non-compliance would not have a material adverse effect on the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 4.08. Taxes. Such Borrower and its Material Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by such Borrower or any such Material Subsidiary except (i) where nonpayment would not have a material adverse effect on the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) where the same are contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of such Borrower and its Material Subsidiaries in respect of taxes or other governmental charges are, in the opinion of such Borrower, adequate.

ARTICLE 5

COVENANTS

Each Borrower, severally but not jointly, agrees that, so long as any Bank has any Commitment hereunder with respect to such Borrower or any amount payable hereunder remains unpaid by such Borrower or any Letter of Credit Liabilities remain outstanding:

Section 5.01. Information. Such Borrower will deliver to each of the Banks:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of such Borrower, a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows, capitalization and retained earnings for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner consistent with past practice and with applicable requirements of the Securities and Exchange Commission by Deloitte & Touche or other independent public accountants of nationally recognized standing;

(b) as soon as available (and in any event within 60 days in the case of Duke Energy Indiana and 75 days in the case of Duke Energy Kentucky) after the end of each of the first three quarters of each fiscal year of such Borrower, a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of such Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of such Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by an Approved Officer of such Borrower;

(c) within the maximum time period specified for the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an Approved Officer of such Borrower (i) setting forth in reasonable detail the calculations required to establish whether such Borrower was in compliance with the requirements of Section 5.10 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;

(d) within five days after any officer of such Borrower with responsibility relating thereto obtains knowledge of any Default, if such Default is then continuing, a certificate of an Approved Officer of such Borrower setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which such Borrower shall have filed with the Securities and Exchange Commission;

(f) if and when any member of such Borrower’s ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Material Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Material Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Material Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv)applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Material Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Material Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Material Plan or makes any amendment to any Material Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of such Borrower setting forth details as to such occurrence and action, if any, which such Borrower or applicable member of the ERISA Group is required or proposes to take;

(g) promptly, notice of any change in the ratings of such Borrower referred to in the Pricing Schedule; and

(h) from time to time such additional information regarding the financial position or business of such Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

Information required to be delivered pursuant to these Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered on the date on which such information has been posted on the Securities and Exchange Commission website on the Internet at sec.gov/edaux/searches.htm, on such Borrower’s IntraLinks or Syndtrak site or at another website identified in a notice from such Borrower to the Banks and accessible by the Banks without charge; provided that (i) a certificate delivered pursuant to Section 5.01(c) shall also be deemed to have been delivered upon being posted to such Borrower’s IntraLinks or Syndtrak site and (ii) such Borrower shall deliver paper copies of the information referred to in Sections 5.01(a), 5.01(b) and 5.01(e) to any Bank which requests such delivery.

Each Borrower hereby acknowledges that the Administrative Agent and/or the Arranger may make available to the Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”).

Section 5.02. Payment of Taxes. Such Borrower will pay and discharge, and will cause each of its Material Subsidiaries to pay and discharge, at or before maturity, all their tax liabilities, except where (i) nonpayment would not have a material adverse effect on the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each of its Material Subsidiaries to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

Section 5.03. Maintenance of Property; Insurance. (a) Such Borrower will keep, and will cause each of its Material Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Such Borrower will, and will cause each of its Material Subsidiaries to, maintain (either in the name of such Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against by companies of established repute engaged in the same or a similar business; provided that self-insurance by such Borrower or any such Material Subsidiary, shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses and owning similar properties self-insure; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04. Maintenance of Existence. Such Borrower will preserve, renew and keep in full force and effect, and will cause each of its Material Subsidiaries to preserve, renew and keep in full force and effect their respective corporate or other legal existence and their respective rights, privileges and franchises material to the normal conduct of their respective businesses; provided that nothing in this Section 5.04 shall prohibit the termination of any right, privilege or franchise of such Borrower or any such Material Subsidiary or of the corporate or other legal existence of any such Material Subsidiary, or the change in form of organization of such Borrower or any such Material Subsidiary, if such Borrower in good faith determines that such termination or change is in the best interest of such Borrower, is not materially disadvantageous to the Banks and, in the case of a change in the form of organization of such Borrower, the Administrative Agent has consented thereto.

Section 5.05. Compliance with Laws. Such Borrower will comply, and cause each of its Material Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and Environmental Laws) except where (i) noncompliance would not have a material adverse effect on the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

Section 5.06. Books and Records. Such Borrower will keep, and will cause each of its Material Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all financial transactions in relation to its business and activities in accordance with its customary practices; and will permit, and will cause each such Material Subsidiary to permit, representatives of any Bank at such Bank’s expense (accompanied by a representative of such Borrower, if such Borrower so desires) to visit any of their respective properties, to examine any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all upon such reasonable notice, at such reasonable times and as often as may reasonably be desired.

Section 5.07. Negative Pledge. Such Borrower will not create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens granted by such Borrower existing as of the Effective Date securing Indebtedness outstanding on the date of this Agreement in an aggregate principal amount not exceeding $100,000,000;

(b) the Lien of such Borrower’s Mortgage Indenture (if any) securing Indebtedness outstanding on the Effective Date or issued hereafter;

(c) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into such Borrower and not created in contemplation of such event;

(d) any Lien existing on any asset prior to the acquisition thereof by such Borrower and not created in contemplation of such acquisition;

(e) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Indebtedness is not increased and is not secured by any additional assets;

(g) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles;

(h) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles;

(i) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(j) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property;

(k) Liens with respect to judgments and attachments which do not result in an Event of Default;

(l) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business;

(m) other Liens including Liens imposed by Environmental Laws arising in the ordinary course of its business which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding $100,000,000 at any time at which Investment Grade Status does not exist as to such Borrower and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(n) Liens securing obligations under Hedging Agreements entered into to protect against fluctuations in interest rates or exchange rates or commodity prices and not for speculative purposes, provided that such Liens run in favor of a Bank hereunder or a Person who was, at the time of issuance, a Bank; and

(o) Liens not otherwise permitted by the foregoing clauses of this Section on assets of such Borrower securing obligations in an aggregate principal or face amount at any date not to exceed $150,000,000.

Section 5.08. Consolidations, Mergers and Sales of Assets. Such Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, Substantial Assets to any Person (other than a Subsidiary of such Borrower); provided that such Borrower may merge with another Person if such Borrower is the Person surviving such merger and, after giving effect thereto, no Default shall have occurred and be continuing.

Section 5.09. Use of Proceeds. Letters of Credit may be issued hereunder as irrevocable direct pay letters of credit to support various series of tax-exempt variable rate demand bonds issued or to be issued by the Borrowers. Letters of Credit will not be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 5.10. Indebtedness/Capitalization Ratio. The ratio of Consolidated Indebtedness of such Borrower to Consolidated Capitalization of such Borrower will at no time exceed 65%.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) with respect to a particular Borrower shall have occurred and be continuing:

(a) such Borrower shall fail to pay when due any principal of any Reimbursement Obligation owed by it or shall fail to pay, within five days of the due date thereof, any interest, fees or any other amount payable by it hereunder;

(b) such Borrower shall fail to observe or perform any covenant contained in Sections 5.04 or 5.07 through 5.10, inclusive;

(c) such Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to such Borrower by the Administrative Agent at the request of any Bank;

(d) any representation, warranty, certification or statement made by such Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) such Borrower or any of its Material Subsidiaries shall fail to make any payment in respect of Material Debt (other than Reimbursement Obligations of such Borrower hereunder) when due or within any applicable grace period;

(f) any event or condition shall occur and shall continue beyond the applicable grace or cure period, if any, provided with respect thereto so as to result in the acceleration of the maturity of Material Debt;

(g) such Borrower or any of its Material Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to, or shall fail generally to, pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against such Borrower or any of its Material Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against such Borrower or any of its Material Subsidiaries under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of such Borrower’s ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans of such ERISA Group having aggregate Unfunded Vested Liabilities in excess of $50,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any member of such ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Material Plan or a proceeding shall be instituted by a fiduciary of any such Material Plan against any member of such ERISA Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 90 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Material Plan must be terminated;

(j) a judgment or other court order for the payment of money in excess of $50,000,000 shall be rendered against such Borrower or any of its Material Subsidiaries and such judgment or order shall continue without being vacated, discharged, satisfied or stayed or bonded pending appeal for a period of 45 days; or

(k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than trustees and participants in employee benefit plans of DEC and its Subsidiaries or the Endowment or Trust, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of 50% or more of the outstanding shares of common stock of DEC; during any period of twelve consecutive calendar months, individuals who were directors of DEC on the first day of such period (together with any successors nominated or appointed by such directors in the ordinary course) shall cease to constitute a majority of the board of directors of DEC; or in the case of any Borrower, such Borrower shall cease to be a Subsidiary of DEC;

then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 66- 2/3% in aggregate amount of the Commitments, by notice to such Borrower terminate the Commitments as to such Borrower and they shall thereupon terminate, and such Borrower shall no longer be entitled to cause Letters of Credit to be issued hereunder, and the Sublimit of such Borrower shall be reduced to zero, and (ii) if requested by Banks holding more than 66- 2/3% in aggregate principal amount of the Reimbursement Obligations of such Borrower, by notice to such Borrower declare such Reimbursement Obligations (together with accrued interest thereon) to be, and such Reimbursement Obligations (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to such Borrower, without any notice to such Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate with respect to such Borrower and the Reimbursement Obligations of such Borrower (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to a Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks and the Issuing Banks thereof.

Section 6.03. Cash Cover. Each Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default with respect to such Borrower, it shall, if requested by the Administrative Agent upon the instruction of the Banks having at least 66 2/3% in the aggregate amount of the Commitments (or, if the Commitments shall have been terminated, holding at least 66 2/3% of the Letter of Credit Liabilities for the account of such Borrower), deposit with the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements mutually satisfactory to the Administrative Agent and such Borrower) equal to the aggregate amount available for drawing under all Letters of Credit issued for the account of such Borrower then outstanding at such time; provided that upon the occurrence of any Event of Default specified in Section 6.01(g) or 6.01(h) with respect to such Borrower, such Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Banks.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Administrative Agent and Affiliates. Bank of America shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Bank of America and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or affiliate of any Borrower as if it were not the Administrative Agent hereunder.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any issuance of a Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of any Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it in good faith to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss, penalties or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees thereunder.

Section 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrowers. Upon any such resignation, (i) the Borrowers, with the consent of the Required Banks (such consent not to be unreasonably withheld or delayed), or (ii) if an Event of Default has occurred and is continuing, then the Required Banks, shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000; provided that if the Administrative Agent notifies the Borrowers and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as a successor Administrative Agent is appointed pursuant to this Section 7.08. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder; provided that if such successor Administrative Agent is appointed without the consent of the Borrowers, such successor Administrative Agent may be replaced by the Borrowers with the consent of the Required Banks so long as no Event of Default has occurred and is continuing at the time. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. Any resignation by Bank of America as Administrative Agent pursuant to this Section 7.08 shall also constitute its resignation as Issuing Bank, and it shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents to issue any new Letters of Credit; provided that it shall remain responsible, as an Issuing Bank hereunder, for the Letters of Credit, if any, issued by it and outstanding at the time of resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank for all Letters of Credit issued after the time of such succession.

Section 7.09. Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrowers and the Administrative Agent.

Section 7.10. Other Agents. Neither the Syndication Agent nor any of the Co-Documentation Agents, in their respective capacities as such, shall have any duties or obligations of any kind under this Agreement.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Increased Cost and Reduced Return. (a) If on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (the terms “Bank” and “Issuing Bank” shall include, for purposes of this Section 8.01, the holding company of any Issuing Bank) with any request or directive (whether or not having the force of law) issued on or after such date of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Bank or shall impose on any Bank any other condition (other than in respect of Taxes or Other Taxes) affecting obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Bank of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank under this Agreement with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), each Borrower shall pay to such Bank its Appropriate Share of such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided that no such amount shall be payable with respect to any period commencing more than 90 days prior to the date such Bank first notifies the Borrowers of its intention to demand compensation therefor under this Section 8.01(a).

(b) If any Bank shall have determined that, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency given or made after the date of this Agreement, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), each Borrower shall pay to such Bank its Appropriate Share of such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that no such amount shall be payable with respect to any period commencing less than 30 days after the date such Bank first notifies the Borrowers of its intention to demand compensation under this Section 8.01(b).

(c) Each Bank will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) The “Appropriate Share” of a Borrower with respect to any amount payable hereunder is the sum of (i) to the extent such amount is properly allocable to Letters of Credit hereunder, the portion of such amount properly allocable to any such Letter of Credit to or for the account of such Borrower, and (ii) to the extent such amount is not properly allocable to Letters of Credit hereunder, the Appropriate Share shall be the product of the Availability Percentage of such Borrower and such amount.

Section 8.02. Taxes. (a) For purposes of this Section 8.02 the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by a Borrower pursuant to this Agreement, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on its income, net worth or gross receipts and franchise or similar taxes imposed on it by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments except to the extent that such Bank is subject to United States withholding tax by reason of a U.S. Tax Law Change.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or from the execution or delivery of, or otherwise with respect to, this Agreement.

“U.S. Tax Law Change” means with respect to any Bank or Participant the occurrence (x) in the case of each Bank listed on the signature pages hereof, after the date of its execution and delivery of this Agreement and (y) in the case of any other Bank, after the date such Bank shall have become a Bank hereunder, and (z) in the case of each Participant, after the date such Participant became a Participant hereunder, of the adoption of any applicable U.S. federal law, U.S. federal rule or U.S. federal regulation relating to taxation, or any change therein, or the entry into force, modification or revocation of any income tax convention or treaty to which the United States is a party.

(b) Any and all payments by any Borrower to or for the account of any Bank or the Administrative Agent hereunder shall be made without deduction for any Taxes or Other Taxes; provided that, if any Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.02) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01(a), the original or a certified copy of a receipt evidencing payment thereof.

(c) Each Borrower agrees to indemnify each Bank and the Administrative Agent for its Appropriate Share of the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.02) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Administrative Agent (as the case may be) makes demand therefor.

(d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter as required by law (but only so long as such Bank remains lawfully able to do so), shall provide the Borrowers two completed and duly executed copies of Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, or other documentation reasonably requested by the Borrowers, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(e) For any period with respect to which a Bank has failed to provide the Borrowers with the appropriate form pursuant to Section 1.01(d) (unless such failure is due to a U.S. Tax Law Change), such Bank shall not be entitled to indemnification under Section 1.01(b) or 1.01(c) with respect to any Taxes or Other Taxes which would not have been payable had such form been so provided; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes (it being understood, however, that the Borrowers shall have no liability to such Bank in respect of such Taxes).

(f) If any Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 1.01, then such Bank will take such action as in the good faith judgment of such Bank (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

(g) If any Bank or the Administrative Agent receives a refund (including a refund in the form of a credit against taxes that are otherwise payable by the Bank or the Administrative Agent) of any Taxes or Other Taxes for which any Borrower has made a payment under Section 1.01(b) or (c) and such refund was received from the taxing authority which originally imposed such Taxes or Other Taxes, such Bank or the Administrative Agent agrees to reimburse such Borrower to the extent of such refund; provided that nothing contained in this paragraph (g) shall require any Bank or the Administrative Agent to seek any such refund or make available its tax returns (or any other information relating to its taxes which it deems to be confidential).

Section 8.03. Substitution of Bank; Termination Option. If (i) any Bank has demanded compensation under Section 8.01 or 8.02 or (ii) Investment Grade Status ceases to exist as to any Bank, then:

(a) the Borrowers shall have the right, with the assistance of the Administrative Agent, to designate a substitute bank or banks (which may be one or more of the Banks) mutually satisfactory to the Borrowers, the Administrative Agent, and the Issuing Banks (whose consent shall not be unreasonably withheld or delayed) to assume the Commitment and Letter of Credit Liabilities of such Bank, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto, without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to the principal amount of all of such Bank’s funded Letter of Credit Liabilities plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Bank’s Commitment hereunder and all other amounts payable by the Borrowers to such Bank hereunder; and

(b) if at the time Investment Grade Status exists as to the Borrowers, the Borrowers may elect to terminate this Agreement as to such Bank; provided that (i) the Borrowers notify such Bank through the Administrative Agent of such election at least three Business Days before the effective date of such termination, (ii) the Borrowers pay any accrued but unpaid fees in respect of such Bank’s Commitment hereunder plus all other amounts payable by the Borrowers to such Bank hereunder, not later than the effective date of such termination and (iii) if at the effective date of such termination, any Letter of Credit Liabilities are outstanding, the conditions specified in Section 3.02 would be satisfied (after giving effect to such termination) were the related Letters of Credit issued on such date. Upon satisfaction of the foregoing conditions, the Commitment of such Bank shall terminate on the effective date specified in such notice, its participation in any outstanding Letters of Credit shall terminate on such effective date and the participations of the other Banks therein shall be redetermined as of such date as if such Letters of Credit had been issued on such date.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of any Borrower, at its address or telecopy or telex number set forth on the signature pages hereof, (x) in the case of the Administrative Agent, for notices regarding payments and requests for credit extensions, at Bank of America N.A., Mail Code: TX1-492-14-11, Bank of America Plaza, 901 Main Street, Dallas, TX 75202-3714, Attention: Mary Porter, Fax: (214) 290-9674 and, for all other communications, at Bank of America, N.A., Mail Code: NC1-001-15-14, One Independence Center, 101 N Tryon St., Charlotte, NC 28255-0001, Attention: Kimberly D. (Kim) Williams, Fax: (704) 409-0650, (y) in the case of any Bank, at its address or telecopy or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telecopy or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrowers. Each such notice, request or other communication shall be effective (i) if given by telecopy or telex, when such telecopy or telex is transmitted to the telecopy or telex number specified in this Section and the appropriate answerback or confirmation slip, as the case may be, is received or (ii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent or any Issuing Bank under Article 2 or Article 8 shall not be effective until delivered.

(b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, any of its Affiliates or any of their partners, directors, officers, employees, agents, trustees and advisors (collectively, the “Agent Parties”) have any liability to the Borrowers, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 9.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Indemnification. (a) Each Borrower shall pay (i) its Appropriate Share of all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Agents, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default with respect to such Borrower hereunder and (ii) if an Event of Default with respect to such Borrower occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b) Each Borrower agrees to indemnify each Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, penalties, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement, in each case to the extent of such Borrower’s Appropriate Share; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

Section 9.04. Sharing of Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount then due with respect to the Letter of Credit Liabilities held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount then due with respect to the Letter of Credit Liabilities held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Letter of Credit Liabilities held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments with respect to the Letter of Credit Liabilities held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of a Borrower other than its indebtedness under this Agreement.

Section 9.05. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Borrower, the Administrative Agent and the Required Banks (and, if the rights or duties of any Agent or any Issuing Bank are affected thereby, by such Person); provided that no such amendment or waiver shall (x) unless signed by each affected Bank, (i) increase the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder or (iii) postpone the date fixed for reimbursement in respect of any Letter of Credit or interest thereon or any fees hereunder or for termination of any Commitment or (y) unless signed by all Banks, (i) change the definition of Required Banks or the provisions of this Section 9.05 or (ii) change the provisions of Section 2.04.

Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and each Indemnitee, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

(b) Any Bank may, with the consent (unless an Event of Default then exists) of the Borrowers (such consent not to be unreasonably withheld or delayed), at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Letter of Credit Liabilities; provided that any Bank may, without the consent of any Borrower, at any time grant participating interests in its Commitment or any or all of its Letter of Credit Liabilities to another Bank, an Approved Fund or an Affiliate of such transferor Bank. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrowers, the Issuing Banks and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (x) (i), (ii) or (iii) of Section 9.05 without the consent of the

Participant. Each Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest, subject to the performance by such Participant of the obligations of a Bank thereunder. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Bank may at any time assign to one or more banks or other financial institutions (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000 (unless the Borrowers and the Administrative Agent shall otherwise agree)) of all, of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto executed by such Assignee and such transferor Bank, with (and only with and subject to) the prior written consent of the Issuing Banks, the Administrative Agent (which shall not be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing, the Borrowers (which shall not be unreasonably withheld or delayed); provided that unless such assignment is of the entire right, title and interest of the transferor Bank hereunder, after making any such assignment such transferor Bank shall have a Commitment of at least $10,000,000 (unless the Borrowers and the Administrative Agent shall otherwise agree). Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement. Upon execution and delivery of such instrument of assumption and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrowers and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.02. All assignments (other than assignments to Affiliates) shall be subject to a transaction fee established by, and payable by the transferor Bank to, the Administrative Agent for its own account (which shall not exceed $5,000).

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder or modify any such obligations.

(e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.01 or 1.01 than such Bank would have been entitled to receive with respect to the rights transferred.

Section 9.07. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.08. Confidentiality. Each Agent and each Bank agrees to keep any information delivered or made available by any Borrower pursuant to this Agreement confidential from anyone other than persons employed or retained by such Bank and its affiliates who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent any Bank from disclosing such information (a) to any other Bank or any Agent, (b) to any other Person if reasonably incidental to the administration of the credit facility contemplated hereby, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) which had been publicly disclosed other than as a result of a disclosure by any Agent or any Bank prohibited by this Agreement, (f) in connection with any litigation to which any Agent, any Bank or its subsidiaries or Parent may be a party, (g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Bank’s or any Agent’s legal counsel and independent auditors, (i) subject to provisions substantially similar to those contained in this Section 2.08, to any actual or proposed Participant or Assignee, (j) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement and (k) as required by law, regulation or legal process.

Section 9.09. Governing Law; Submission to Jurisdiction. This Agreement shall be construed in accordance with and governed by the law of the State of New York. Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.10. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE AGENTS, THE ISSUING BANKS AND THE BANKS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12. USA Patriot Act. Each Bank hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Bank to identify such Borrower in accordance with the Act.

Section 9.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrowers, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrowers or any of their Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby, except as expressly agreed in writing by the relevant parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DUKE ENERGY INDIANA, INC.

By:
	Title:	Assistant Treasurer
	Address:	526 South Church Street Charlotte, NC 28202-1904
	Attention:	M. Allen Carrick
	Telecopy number:	704-382-3288
	Taxpayer ID:	35-0594457

DUKE ENERGY KENTUCKY, INC.

By:
	Title:	Assistant Treasurer
	Address:	526 South Church Street Charlotte, NC 28202-1904
	Attention:	M. Allen Carrick
	Telecopy number:	704-382-3288
	Taxpayer ID:	31-0473080

BANK OF AMERICA, N.A., as Administrative Agent and as a Bank

By:
Name:
Title:

2

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Bank

By:
Name:
Title:

3

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Co-Documentation Agent and as a Bank

By:
Name:
Title:

4

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. – NEW YORK BRANCH, as Syndication Agent and as a Bank

By:
Name:
Title:

5

MIZUHO CORPORATE BANK (USA), as Co-Documentation Agent and as a Bank

By:
Name:
Title:

6

INTESA SANPAOLO S.P.A., NEW YORK BRANCH, as Co-Documentation Agent and as a Bank

By:
Name:
Title:

7

COMMITMENT SCHEDULE

Bank	Commitment
Banco Bilbao Vizcaya Argentaria, S.A. – New York Branch	$110,000,000

Mizuho Corporate Bank (USA)	$60,000,000

Bank of America, N.A.	$45,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$45,000,000

Intesa Sanpaolo S.p.A., New York Branch	$45,000,000

Wells Fargo Bank, National Association	$25,000,000

Total:	$330,000,000.00

8

Pricing Schedule

“Applicable Rate” means, for purposes of each of Section 2.01(a) and Section 2.01(b) and for any date, the rate set forth below in the applicable row and column corresponding to the credit rating of the applicable Borrower that exists on such date:

(basis points per annum)

Borrower’s Credit Rating	at least A by S&P or A2 by Moody’s	at least A- by S&P or A3 by Moody’s	at least BBB+ by S&P or Baa1 by Moody’s	at least BBB by S&P or Baa2 by Moody’s	at least BBB- by S&P or Baa3 by Moody’s	less than BBB- by S&P and less than Baa3 by Moody’s
Applicable Rate for Section 2.01(a) (Unused Commitment Fee)	10.0	12.5	15.0	17.5	20.0	25.0
Applicable Rate for Section 2.01(b) (Utilization Fee)	65.0	70.0	75.0	87.5	125.0	175.0

Each Borrower must obtain a long-term unsecured credit rating from two leading rating agencies, to include at a minimum either Standard & Poor’s, a division of the McGraw-Hill Companies, together with its successors (“S&P”), or Moody’s Investors Service (“Moody’s”), or if such a credit rating is not available, then a corporate credit rating from S&P or an issuer rating from Moody’s, and formally notify the Administrative Agent of the current ratings. The Applicable Rates applicable to each Borrower will be based upon such Borrower’s credit rating. The ratings in effect for any day are those in effect at the close of business on such day. A change in credit rating will result in an immediate change in the applicable pricing. In the case of split ratings from S&P and Moody’s, the rating to be used to determine the applicable pricing will be the higher of the two; provided that if the rating differential is more than one notch, the applicable pricing will be based on a rating one notch lower than the higher of the two.

EXHIBIT A-1

OPINION OF INTERNAL COUNSEL OF THE BORROWER

[Effective Date]

To the Banks and the Administrative Agent

Referred to Below

c/o Bank of America, N.A.

as Administrative Agent

One Independence Center

101 N Tryon St.

Charlotte, NC 28255-0001

Ladies and Gentlemen:

I am [title of internal counsel] of [Duke Energy Indiana, Inc.] [Duke Energy Kentucky, Inc.] (the “Borrower”) and have acted as its counsel in connection with the Letter of Credit Agreement (the “Credit Agreement”), dated as of September 19, 2008, among Duke Energy Indiana, Inc., Duke Energy Kentucky, Inc. (the “Borrowers”), the banks listed on the signature pages thereof, Bank of America, N.A., as Administrative Agent, and the other Agents party thereto. Capitalized terms defined in the Credit Agreement are used herein as therein defined. This opinion letter is being delivered pursuant to Section 3.01(b) of the Credit Agreement.

In such capacity, I or attorneys under my direct supervision have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, I am of the opinion that:

1. The Borrower is [an Indiana corporation] [a Kentucky corporation], validly existing and in good standing under the laws of [Indiana] [Kentucky].

2. The execution, delivery and performance by the Borrower of the Credit Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for [list exceptions], which have been obtained or made, as the case may be, and are in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower or, to my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or, to my knowledge, result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries.

3. The Credit Agreement has been duly executed and delivered by the Borrower.

4. Except as disclosed in the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and its quarterly reports on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008, to my knowledge (but without independent investigation), there is no action, suit or proceeding pending or threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, which would be likely to be decided adversely to the Borrower or such Subsidiary and, as a result, to have a material adverse effect upon the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement.

The phrase “to my knowledge”, as used in the foregoing opinion, refers to my actual knowledge without any independent investigation as to any such matters.

I am a member of the Bar of the State of [Indiana] [Kentucky] and do not express any opinion herein concerning any law other than the law of the State of [Indiana] [Kentucky] and the federal law of the United States of America.

2

The opinions expressed herein are limited to the matters expressly stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly so stated. This opinion is rendered to you in connection with the above-referenced matter and may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other Person, firm or corporation without my prior written consent, except for Additional Banks and Assignees. My opinions expressed herein are as of the date hereof, and I undertake no obligation to advise you of any changes of applicable law or any other matters that may come to my attention after the date hereof that may affect my opinions expressed herein.

Very truly yours,

3

EXHIBIT A-2

OPINION OF

ROBINSON, BRADSHAW & HINSON, P.A.,

SPECIAL COUNSEL FOR THE BORROWER

[Effective Date]

To the Banks and the Administrative Agent

Referred to Below

c/o Bank of America, N.A.

as Administrative Agent

One Independence Center

101 N Tryon St.

Charlotte, NC 28255-0001

Ladies and Gentlemen:

We have acted as counsel to [Duke Energy Indiana, Inc., an Indiana corporation] [Duke Energy Kentucky, Inc., a Kentucky corporation] (the “Borrower”), in connection with the Letter of Credit Agreement (the “Credit Agreement”), dated as of September 19, 2008, among Duke Energy Indiana, Inc., Duke Energy Kentucky, Inc. (the “Borrowers”), the banks listed on the signature pages thereof, Bank of America, N.A., as Administrative Agent, and the other Agents party thereto. Capitalized terms used herein and not defined shall have the meanings given to them in the Credit Agreement. This opinion letter is being delivered pursuant to Section 3.01(b) of the Credit Agreement.

In connection with this opinion, we also examined originals, or copies identified to our satisfaction, of such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. Where we have considered it appropriate, as to certain facts we have relied, without investigation or analysis of any underlying data contained therein, upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Borrower.

In rendering the opinions contained herein, we have assumed, among other things, that the Credit Agreement (i) is within the Borrower’s corporate powers, (ii) has been duly authorized by all necessary corporate action, (iii) has been duly executed and delivered, (iv) requires no action by or in respect of, or filing with, any governmental body, agency of official and (v) does not contravene, or constitute a default under, any provision of applicable law or regulation or of the Borrower’s certificate of incorporation or by-laws or any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower. In addition, we have assumed that the Credit Agreement fully states the agreement between the Borrower and the Banks with respect to the matters addressed therein, and that the Credit Agreement constitutes a legal, valid and binding obligation of each Bank, enforceable in accordance with its respective terms.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina and the federal laws of the United States, and no opinion is expressed herein as to the laws of any other jurisdiction. For purposes of our opinions, we have disregarded the choice of law provisions in the Credit Agreement and, instead, have assumed with your permission that the Credit Agreement is governed exclusively by the internal, substantive laws and judicial interpretations of the State of North Carolina. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Borrower.

Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that the Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

The opinions expressed above are subject to the following qualifications and limitations:

1. Enforcement of the Credit Agreement is subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

2. Enforcement of the Credit Agreement is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law) by which a court with proper jurisdiction may deny rights of specific performance, injunction, self-help, possessory remedies or other remedies.

3. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement that (i) purport to excuse a party for liability for its own acts, (ii) purport to make void any act done in contravention thereof, (iii) purport to authorize a party to act in its sole discretion, (iv) require waivers or amendments to be made only in writing, (v) purport to effect waivers of constitutional, statutory or equitable rights or the effect of applicable laws, (vi) impose liquidated damages, penalties or forfeiture, or (vii) purport to indemnify a party for its own negligence or willful misconduct. Indemnification provisions in the Credit Agreement are subject to and may be rendered unenforceable by applicable law or public policy, including applicable securities law.

4. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement purporting to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefor, which may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees, including but not limited to North Carolina General Statutes § 6-21.2.

5. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement purporting to waive the right of jury trial. Under North Carolina General Statutes § 22B-10, a provision for the waiver of the right to a jury trial is unconscionable and unenforceable.

6. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement concerning choice of forum or consent to the jurisdiction of courts, venue of actions or means of service of process.

7. It is likely that North Carolina courts will enforce the provisions of the Credit Agreement providing for interest at a higher rate resulting from a Default or Event of Default (a “Default Rate”) which rate is higher than the rate otherwise stipulated in the Credit Agreement. The law, however, disfavors penalties, and it is possible that interest at the Default Rate may be held to be an unenforceable penalty, to the extent such rate exceeds the rate applicable prior to a default under the Credit Agreement. Also, since North Carolina General Statutes § 24-10.1 expressly provides for late charges, it is possible that North Carolina courts, when faced specifically with the issue, might rule that this statutory late charge preempts any other charge (such as default interest) by a bank for delinquent payments. The only North Carolina case which we have found that addresses this issue is a 1978 Court of Appeals decision, which in our opinion is of limited precedential value, North Carolina National Bank v. Burnette, 38 N.C. App. 120, 247 S.E.2d 648 (1978), rev’d on other grounds, 297 N.C. 524, 256 S.E.2d 388 (1979). While the court in that case did allow interest after default (commencing with the date requested in the complaint) at a rate six percent in excess of pre-default interest, we are unable to determine from the opinion that any question was raised as to this being penal in nature, nor does the court address the possible question of the statutory late charge preempting a default interest surcharge. Therefore, since the North Carolina Supreme Court has not ruled in a properly presented case raising issues of its possible penal nature and those of North Carolina General Statutes § 24-10.1, we are unwilling to express an unqualified opinion that the Default Rate of interest prescribed in the Credit Agreement is enforceable.

8. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement relating to evidentiary standards or other standards by which the Credit Agreement are to be construed.

This opinion letter is delivered solely for your benefit in connection with the Credit Agreement and, except for any Additional Bank or any Assignee which becomes a Bank pursuant to Section 2.06 or 2.06(c) of the Credit Agreement, may not be used or relied upon by any other Person or for any other purpose without our prior written consent in each instance. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes of applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Very truly yours,

2

EXHIBIT B

OPINION OF

DAVIS POLK & WARDWELL, SPECIAL COUNSEL

FOR THE AGENTS

[Effective Date]

To the Banks and the Administrative Agent

        Referred to Below

c/o Bank of America, N.A.

        as Administrative Agent

One Independence Center

101 N Tryon St.

Charlotte, NC 28255-0001

Dear Sirs:

We have participated in the preparation of the Letter of Credit Agreement (the “Credit Agreement”) dated as of September 19, 2008 among Duke Energy Indiana, Inc., an Indiana corporation and Duke Energy Kentucky, Inc., a Kentucky corporation (the “Borrowers”, each individually, a “Borrower”), the banks listed on the signature pages thereof (the “Banks”), Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), and the other Agents party thereto, and have acted as special counsel for the Agents for the purpose of rendering this opinion pursuant to Section 3.01(c)of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

In rendering the opinion contained herein, we have assumed, among other things, that the Credit Agreement (i) is within each Borrower’s corporate powers, (ii) has been duly authorized by all necessary corporate action, (iii) has been duly executed and delivered, (iv) requires no action by or in respect of, or filing with, any governmental body, agency of official and (v) does not contravene, or constitute a default under, any provision of applicable law or regulation or of any Borrower’s certificate of incorporation or by-laws or any agreement, judgment, injunction, order, decree or other instrument binding upon any Borrower or result in the creation or imposition of any Lien on any asset of any Borrower.

Upon the basis of the foregoing, we are of the opinion that the Credit Agreement constitutes a valid and binding agreement of each Borrower, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person, firm or corporation without our prior written consent, except for Additional Banks and all Participants.

Very truly yours,

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full. Attached is an Administrative Questionnaire duly completed by the Assignee.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Bank]]

3.	Borrowers: Duke Energy Indiana, Inc. and Duke Energy Kentucky, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of September 19, 2008, among Duke Energy Indiana, Inc. and Duke Energy Kentucky, Inc., the Banks from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitment for all Banks	Amount of Commitment	Percentage Assigned of Commitment		CUSIP Number

		$	$		%

		$	$		%

		$	$		%

Effective Date:                            , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

[DUKE ENERGY KENTUCKY, INC.]

By:
Title:

[DUKE ENERGY INDIANA, INC.]

By:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

2

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets any requirements to be an assignee under Section 9.06 of the Credit Agreement (subject to such consents, if any, as may be required), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

3

EXHIBIT D

NOTICE OF ISSUANCE

Date:

To:	Bank of America, N.A., as Administrative Agent , as Issuing Bank

From:	[Duke Energy Indiana, Inc.] [Duke Energy Kentucky, Inc.]

Re:	Letter of Credit Agreement dated as of September 19, 2008 (as amended from time to time, the “Credit Agreement”) among Duke Energy Indiana, Inc., Duke Energy Kentucky, Inc. (the “Borrowers”, each individually, a “Borrower”), the Banks party thereto, Bank of America, N.A., as Administrative Agent and the other Agents party thereto

[Duke Energy Indiana, Inc.] [Duke Energy Kentucky, Inc.] hereby gives notice pursuant to Section 2.05(b) of the Credit Agreement that it requests the above-named Issuing Bank to issue on or before             a Letter of Credit containing the terms attached hereto as Schedule I (the “Requested Letter of Credit”).

The Requested Letter of Credit will be subject to [UCP 500] [ISP98].

[Duke Energy Indiana, Inc.] [Duke Energy Kentucky, Inc.] hereby represents and warrants to the Issuing Bank, the Administrative Agent and the Banks that:

(a)	immediately after the issuance of the Requested Letter of Credit, the Utilization Limits are not exceeded;

(b)	immediately after the issuance of the Requested Letter of Credit, no Default shall have occurred and be continuing; and

(c)	the representations and warranties contained in the Credit Agreement (except the representations and warranties set forth in Section 4.04(c) and 4.06 of the Credit Agreement) shall be true on and as of the date of issuance of the Requested Letter of Credit.

[Duke Energy Indiana, Inc.] [Duke Energy Kentucky, Inc.] hereby authorizes the Issuing Bank to issue the Requested Letter of Credit with such variations from the above terms as the Issuing Bank may, in its discretion, determine are necessary and are not materially inconsistent with this Notice of Issuance. The opening of the Requested Letter of Credit and [Duke Energy Indiana, Inc.] [Duke Energy Kentucky, Inc.]’s responsibilities with respect thereto are subject to [UCP 500] [ISP98] as indicated above and the terms and conditions set forth in the Credit Agreement.

Terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

[DUKE ENERGY INDIANA, INC.]

[DUKE ENERGY KENTUCKY, INC.]

By:
Title:

SCHEDULE I

Application and Agreement for

Irrevocable Standby Letter of Credit

To:                                                   (“Bank”)

Please TYPE information in the fields below. We reserve the right to return illegible applications for clarification.

Date:		The undersigned Applicant hereby requests Bank to issue and transmit by: ❑ Overnight Carrier ❑ Teletransmission ❑ Mail ❑ Other:
L/C No.	(Bank Use Only)

Explain:

an Irrevocable Standby Letter of Credit (the “Credit”) substantially as set forth below. In issuing the Credit, Bank is expressly authorized to make such changes from the terms herein below set forth as it, in its sole discretion, may deem advisable.

Applicant (Full name & address)	Advising Bank (Designate name & address only, if desired)

Beneficiary (Full name & address)	Currency and amount in figures:
Currency and amount in words:
Expiration Date:
Charges: the Bank’s charges are for our account; all other banking charges are to be paid by beneficiary.

Credit to be available for payment against Beneficiary’s draft(s) at sight drawn on Bank or its correspondent at Bank’s option accompanied by the following documents:

☐     Statement, purportedly signed by the Beneficiary, reading as follows (please state below exact wording to appear on the statement):

☐ Other Documents
☐ Special Conditions (including, if Applicant has a preference, selection of UCP as herein defined or ISP98 as herein defined).

☐ Issue substantially in form of attached specimen. (Specimen must also be signed by applicant.)

Complete only when the Beneficiary (Foreign Bank, or other Financial Institution) is to issue its undertaking based on this Credit.

☐ Request Beneficiary to issue and deliver their (specify type of undertaking)                     in favor of                     for an amount not exceeding the amount specified above, effective immediately relative to (specify contract number or other pertinent reference) to expire on                     . (This date must be at least 15 days prior to expiry date indicated above.) It is understood that if the Credit is issued in favor of any bank or other financial or commercial entity which has issued or is to issue an undertaking on behalf of the Applicant of the Credit in connection with the Credit, the Applicant hereby agrees to remain liable under this Application and Agreement in respect of the Credit (even after its stated expiry date) until Bank is released by such bank or entity.

Each Applicant signing below affirms that it has fully read and agrees to this Application. (Note: If a bank, trust company, or other financial institution signs as Applicant or joint and several co-Applicant for its customer, or if two Applicants jointly and severally apply, both parties sign below.) Documents may be forwarded to the Bank by the beneficiary, or the negotiating bank, in one mail. Bank may forward documents to Applicant’s customhouse broker, or Applicant if specified above, in one mail. Applicant understands and agrees that this Credit will be subject to the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce currently in effect, and in use by Bank (“UCP”) or to the International Standby Practices of the International Chamber of Commerce, Publication 590 or any subsequent version currently in effect and in use by Bank (“ISP98”).

(Print or type name of Applicant)	(Print or type name of Applicant)

(Address)	(Address)

Authorized Signature (Title)	Authorized Signature (Title)

Authorized Signature (Title)	Authorized Signature (Title)

Customer Contact:	Phone:

BANK USE ONLY NOTE: Application will NOT be processed if this section is not complete.
Approved (Authorized Signature)			Date:
Approved (Print name and title)			City:
Customer SIC Code:	Borrower Default Grade:		Telephone:
Charge DDA#:	Fee:	RC #:	CLAS Bank #:	CLAS Obligor #:
Other (please explain):